Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
EXPLORES STRATEGIC ALTERNATIVES FOR ITS E&P BUSINESS

March 4, 2011 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that it has expanded the scope of strategic alternatives it is willing to consider with respect to its oil and gas exploration and production (E&P) business conducted through its wholly owned subsidiary, Maritech Resources, Inc. (Maritech). This announcement follows the disclosure on February 25th in the Company’s fourth quarter 2010 earnings release that one of the long-term strategies of the Company was the sale of certain non-core Maritech properties. The Company has also disclosed that Maritech recently sold certain oil and gas properties which collectively accounted for approximately 11% of Maritech’s December 31, 2010 proved reserves. The Company does not presently intend to disclose any developments regarding these strategic alternatives unless and until its Board of Directors has approved a material transaction. The Company is utilizing the services of a financial advisor in this process. There can be no assurance that a transaction will result from this process.

Stuart M. Brightman, President and Chief Executive Officer of TETRA, stated, “This decision is a logical extension of our previously stated strategy of selling non-core Maritech properties, particularly given improvements in commodity prices. In addition, it is consistent with our focus on allocating growth capital to expand our service offerings.”

TETRA is a geographically diversified  oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the expected results of its decision to explore strategic alternatives for Maritech Resources, Inc., financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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